GEOLOGIC REPORT RO04EXE1

EXECUTIVE SUMMARY REPORT

FOR THE ROB GOLD PROPERTY,

GOODPASTER MINING DISTRICT,

ALASKA

prepared for

Freegold Recovery Inc. USA

Freegold Ventures Limited

2303 West 41st Ave.

Vancouver, B.C. V6M 2A3

prepared by

Avalon Development Corp.

P.O. Box 80268

Fairbanks, AK  99708

April 5, 2004

AVALON DEVELOPMENT CORPORATION

P.O. Box 80268, Fairbanks AK  99708

907-457-5159  Fax: 907-455-8069  avalon@alaska.net

TABLE OF CONTENTS

Cover \Sheet

...1

Table of Contents

...2

List of Figures

...2

List of Tables

...2

Summary

...3

Introduction and Terms of Reference

...4

Disclaimer

...4

Property Description and Location

...4

Access and Infrastructure

...7

History

...7

Geologic Setting

...8

Deposit Types

...9

Mineralization

...9

Exploration

...10

Drilling

...19

Sampling Method and Approach

...19

Sample Preparation, Analysis and Security

...20

Data Verification

...20

Adjacent Properties

...20

Mineral Processing and Metallurgical Testing

...20

Mineral Resource and Mineral Reserve Estimates

...21

Other Relevant Data and Information

...21

Interpretations and Conclusions

...21

Recommendations

...22

References Cited

...23

Statement of Qualifications

...27

LIST OF FIGURES

Figure 1: Location of the Rob project.

Figure 2: Land status map for the Rob project.

Figure 3: Geology and prospect locations of the Rob project

Figure 4: Prospect geology and rock gold geochemistry, 2002

Figure 5: Soil geochemistry and structure map for the Rob project

LIST OF TABLES

Table 1: Significant rock, soil and drill sample geochemistry from the Rob project, 1995-1999.

Table 2: Significant rock sample geochemistry from the Rob project, 2002.

Table 3: Comparison of shovel versus auger samples, Rob prospect.

Table 4: Comparison of fire assay, hot cyanide leach and metallic sieve samples from 2002

LIST OF APPENDICES

Appendix 1: List of mining claims on the Rob project.

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SUMMARY

The Rob property is located in the Goodpaster mining district approximately 110 miles southeast of Fairbanks, Alaska near existing and planned infrastructure.  The Rob Property is currently under option to Freegold Ventures Limited, which may earn a 100% interest in the Rob project subject to cash and stock payments and Net Smelter Returns royalties held by the property owner (Ronald Bailey) and vendor (Anglo Alaska Gold Corp.). The property is hosted in intrusive and metamorphic rocks on the flank of the same 30 kilometer long gneiss dome that hosts the 5.6 million ounce Pogo gold deposit.  Mineralization at Rob is hosted in Cretaceous granitic rocks and in Paleozoic gneissic rocks and appears to be controlled by district-scale northeast and northwest-trending structures.  Two types of gold mineralization have been identified on the project: Au+As+Bi in quartz veins at the Gray Lead and Hilltop prospects and Au+As+Sb in quartz veins at the Michigan, Blue Lead, Blue Lead South, Grizzly Bear, Upper Trench, Lower Trench and Wolverine prospects.  Surface and subsurface sampling encountered significant grade and thickness gold mineralization in several areas of the property.  Potential exists for significant grade-tonnage accumulations of intrusive and/or gneiss-hosted gold mineralization similar to that currently being mined in the Fairbanks District and being developed at the Pogo deposit in the Goodpaster District. Recommended work programs for the Rob property include diamond drilling on the Michigan and Gray Lead prospects, reprocessing or existing airborne geophysical data and limited top-of-bedrock soil auger sampling.  The total estimated cost of these programs is approximately US$1,057,500.

AVALON DEVELOPMENT CORPORATION

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INTRODUCTION AND TERMS OF REFERENCE

The following report was commissioned by Freegold Recovery Inc. USA and its parent company, Freegold Ventures Ltd. (Freegold) to summarize the geology and mineralization of the Rob gold prospect in east-central Alaska. In mid-2002 Avalon Development Corp. submitted a summary of the Rob project to Freegold which prompted them to acquire an interest in the Rob project. Avalon conducted initial fieldwork on the property for Freegold in August 2002.  Avalon was retained to complete this summary report for Freegold.  This report was prepared based upon a review of existing reports prepared for the property owner by third party interests as well as several site visits by the author and employees of Avalon Development. Recommended work programs are included at the end of this report.

Unless otherwise noted, all costs contained in this report are denominated in United States dollars (US$1.00 = CDN$1.25).  Where gold grades are quoted in this report, the abbreviation “opt” means troy ounces per short ton and the abbreviation “gpt” means grams per metric tonne.

DISCLAIMER

The attached report has been prepared by Avalon using public documents acquired by the author and private documents given to the author for this purpose. While reasonable care has been taken in preparing this report, Avalon can not guarantee the accuracy or completeness of all supporting documentation.  In particular, Avalon did not attempt to determine the veracity of geochemical data reported by third parties, nor did Avalon attempt to conduct duplicate sampling for comparison with the geochemical results provided by other parties.  A small amount of data, including CSAMT geophysical data and drill core logs, are not yet available to the authors.  Acquisition and evaluation of these data may alter conclusions and recommendations presented in this report. The interpretive views expressed herein are those of the author and may or may not reflect the views of Freegold or the property owners.

PROPERTY DESCRIPTION AND LOCATION

The Rob prospect is located in east-central Alaska approximately 110 miles southeast of Fairbanks and 50 air miles northeast of Delta Junction (Figure 1). The Rob project consists of 106 state of Alaska mining claims covering 4,240 acres in the Big Delta quadrangle in Townships 6 and 7 South, Ranges 17 and 18 East, Fairbanks Meridian (Figure 2). The claims are registered as Rob 1 through Rob 106 with Alaska Division of Mining, Land and Water Management as ADL#s 540699 through 540714, 544324 through 544339 and 545266 through 545339 (Appendix 1).  Mineral rights in this part of Alaska are administered by the State of Alaska.  Annual rents are $130 per claim for State claims ($13,780 total) and rental payments are due and payable by November 30 of each year.  Annual work commitment on the properties in the amount of $100 per claim per year is required with amounts in excess of these levels bankable up to four years into the future.  All claims currently are in good standing. The claims of the Rob project have not been surveyed by a registered land or mineral surveyor and there is

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907-457-5159  Fax: 907-455-8069  avalon@alaska.net

no State or federal law or regulation requiring such surveying.  Exploration permits for the project will be acquired from the Alaska Department of Natural Resources on an as-needed basis. There are no known environmental liabilities attached to the property.

FIGURE 1

ARCTIC OCEAN
Barrow
BEAUFORT SEA
Prudhoe Bay
RUSSIA
Anarraaq
Red Dog
Nolan Creek
Bornite
CANADA
NORTHWEST TERRITORIES
Arctic Circle
RUSSIA
ALASKA
Mt. Distin
Dime Cr.
Big Hurrah
Rock Creek
Nome
Kaiyah
Illinois Cr.
Nixon Fork
Yukon River
Curry
Delphin
Fort Knox
True North
Gil
Pogo
Fairbanks
Liberty Bell
Usibelli
Nixolar
Napoleon
Road Metal
White Gold
YUKON TERRITORY
Brewery Cr
Dublin Gulch
Whitehorse
BRITISH COLUMBIA
RUSSIA
UNITED STATES
Flat
Donlin Cr.
Anchorage
Tonsina
Tulsequah Chief
Kensington
Juneau
Greens Creek
BERING SEA
Shotgun
Pebble
Goodnews Bay
Kodiak
GULF OF ALASKA
Union Bay
Salt Chuck
ROB PROPERTY
PACIFIC OCEAN

FIGURE 1: Location map for the Rob property, Big Delta quadrangle, Alaska. Prospect location data from Avalon Dev., 2004.

AVALON DEVELOPMENT CORPORATION

P.O. Box 80268, Fairbanks AK  99708

907-457-5159  Fax: 907-455-8069  avalon@alaska.net

FIGURE 2:

In August 2002 Freegold acquired the option to purchase a 100% interest in the Rob project subject to cash and stock payments and Net Smelter Returns royalties held by the property owner (Ronald Bailey) and vendor (Anglo Alaska Gold Corp.). Cash payments total US$15,500 over 7 years to the vendor, $93,500 over 7 years to the property owner, and share payments to the vendor of 500,000 shares on regulatory approval, 500,000 shares on or before July 1st, 2003 and 500,000 shares once Freegold has expended in excess of US$1,000,000 on property exploration. In addition the property is subject to annual advance royalty payments of US $30,000 commencing December 1st, 2008 if the London Gold Price for the preceding year averages less than US $350/oz, US $40,000 if the London Gold Price for the preceding averages less than US $400/oz but greater than US $350 and US $50,000 if the London Gold Price for the preceding averages more than US $400/oz. Freegold may purchase 100% of the Property for US $1.5 million. The Property is subject to a 1% net smelter return (NSR) royalty if gold is less than US $300 per oz, 1.5% NSR if gold prices between $301 and $350/oz and 2% for gold prices greater than US $350. Freegold has the right to purchase the NSR for US $500,000 for each percentage point. In addition, Anglo Alaska retains a 1% NSR. Freegold may also purchase the above NSR for US $1 million.

AVALON DEVELOPMENT CORPORATION

P.O. Box 80268, Fairbanks AK  99708

907-457-5159  Fax: 907-455-8069  avalon@alaska.net

ACCESS AND INFRASTRUCTURE

The Rob project is accessible via helicopter and dozer trails which access several areas of the property from the Tibbs Creek drainage on the west and the Summit Creek drainage on the east.  Elevations on the property range from 4,000 in valleys to the east and west of the project to 5,080 feet on Black Mt. to the south of the project. Topography is relatively rugged with vegetation-free peaks and ridges in the central portion of the property and boreal forest cover at lover elevations.  Sub-arctic climate prevails in this part of Alaska and allow a snow-free working season in most years from May through September.

The city of Fairbanks (population 40,000) is located 110 miles to the northwest of the Rob project and is the regional commercial hub for this part of Alaska.  The city hosts an international airport, rail service, commercial fixed wing and helicopter service and most of the support industry required for mineral exploration.  Teck Cominco and partner Sumitomo Metal Mining currently are in the final stages of permitting to construct and operate a year-around underground mine at the 5.6 million ounce Pogo deposit located 22 miles northwest of the Rob project.  The recently approve operating plan calls for construction of an all-season road and a high-voltage power line from existing road and power facilities south of the project (Freeman, 2000).  Construction permits for the project are expected before the end of February, 2004.

HISTORY

The Goodpaster region was first explored for placer gold in 1915 (Rombach, 1999). In the early 1930’s, gold-bearing quartz veins were discovered in the upper Tibbs Creek area. By the winter of 1936, the first underground workings were being installed. The original base camp was on Summit Creek. A 450 foot tunnel was driven following a small vein, termed the Blue Lead Extension. In the summer of 1936, five men drove a 300-foot tunnel at the outcrop of the Blue Lead vein (Reed, 1937). During the winter of 1937, a 300-foot tunnel was driven at the Grizzly Bear mine and a 50-ton mill was constructed. In the summer of 1938 the mill was moved to the Blue Lead mine and operated for a year and a half until the fall of 1939 (Joesting, 1938). During 1938-39 approximately 150 tons or ore from the Blue Lead mine yielded a recovery of 132 ounces of gold and 25 ounces of silver (recovered grade equivalent to 0.88 opt Au and 0.167 opt Ag, Thomas, 1970).  Between 1939 and 1942 approximately 350 tons of ore of unknown tenor were processed from the Grizzly Bear mine. Other than these small production lots, there has been no commercial production from the property.  The Grizzly Bear Mine, Blue Lead Mine, and Gray Lead Mine are within the Rob property.

Regional scale geological mapping was completed in the area by the U.S. Geological Survey in the mid-1970’s (Weber, et al, 1979).  Stream sediment samples were collected in the region as part of the National Uranium Resource Evaluation (NURE) program in the late 1970’s (Hoffman and Buttleman, 1996).  Stream sediment and pan concentrate samples were collected in the region and high altitude airborne magnetic surveys were conducted over the Rob prospect area by the U.S. Geological Survey as part of the Alaska Mineral Resource Appraisal Program (AMRAP, Foster and others, 1979, Menzie and Foster, 1978, Griscom, 1978).  The Alaska Division of Geological and Geophysical Surveys (DGGS) completed airborne magnetic and resistivity surveys over the Pogo area in 2000 and 2001 but their surveys did not cover the Rob prospect area. (Alaska DGGS, 2002).

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907-457-5159  Fax: 907-455-8069  avalon@alaska.net

The Stone Boy JV (Sumitomo Metal Mining and WGM) optioned the Rob property in 1995 and between then and 1999 completed over $1.3 million in exploration on the property including extensive airborne and ground geophysics, soil and rock geochemical sampling, geologic mapping, trenching and limited diamond drilling.  During that period exploration efforts generated 2,059 soil samples, 340 rock samples, 7 stream silt samples and 2,060 core samples from 16,215.5 feet for diamond drilling (Bailey, 2001).  Approximately 38,400 line-feet of CSAMT geophysics also were completed.  The property option was terminated in mid-2000.

No exploration was conducted on the property in 2000 or 2001.  Limited due diligence geochemical rock sampling and orientation soil auger sampling was conducted on the property for Freegold in 2002 and 2003.

GEOLOGIC SETTING

Terrane models of Alaska refer to the east-central portion of Alaska, between the Yukon River to the north and the Alaska Range to the south, as the Yukon-Tanana terrane (YTT) (Nokleberg, et al, 1994).  This is a largely metamorphic and igneous province which is bounded on the north by the Tintina Fault and on the south by the Denali Fault.  These parallel, dextral strike slip faults form major sutures and are speculated to have up to 400 km of offset since the late Cretaceous (Day and others, 2003; Foster and others, 1977a, 1978, 1983; 1987; 1994; Jones, et al, 1984).  Conjugate to these large scale structures are numerous northeast-trending faults, such as the Shaw Creek and Volkmar Faults, which dissect the YTT (Weber and others, 1976, LeLacheur, 1991, Smith, 1998, 1999, Smith and others, 1999, 2000). Large scale, northwest-trending sympathetic faults also occur between the Denali and Tintina Faults, including the Pogo and Camp Creek faults and the Richardson lineament.  Rocks comprising the YTT are poly-deformed and poly-metamorphosed, mid-Paleozoic and older, sedimentary, volcanic and plutonic rocks which are intruded by mid-Cretaceous to early Tertiary plutonic and minor volcanic rocks.  East of the Shaw Creek Fault the terrane is dominated by amphibolite grade and locally higher grade rocks.  West of the Shaw Creek Fault the regional metamorphic grade is in the greenschist facies.  This configuration suggests that rocks east of the Shaw Creek Fault represent deeper erosional levels due to greater uplift.  The current prevailing theory on the origin of the YTT suggest development of a Devonian volcanic arc along the continental margin of the North American craton (Aleinikoff, et al, 1995; Nokleberg, et al, 1994).

The Goodpaster Mining District lies midway between the Denali and Tintina Faults.  The district is characterized by a basement of high grade metamorphic rocks forming a core complex or gneiss dome in the southern portion of the Big Delta B-2 quadrangle (Day and others, 2003).  The central portion of the dome is occupied to a large extent by augen gneiss.  Flanking the augen gneiss core are coarse-grained, banded gneisses and schist of sillimanite grade.  North of the banded gneisses are garnet-bearing gneisses and schists with local sillimanite, whereas to the south are lower grade schists and quartzite containing muscovite, calc-silicates and minor garnet.  The Pogo gold deposit is hosted largely by biotite gneiss forming the northwest portion of the metamorphic complex.  The Rob project sits in an analogous position on the southeastern margin of the gneiss dome complex.

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DEPOSIT TYPES

Recent exploration discoveries in Alaska and the adjacent Yukon Territory have outlined a series of distinctive mineral occurrences which appear to be genetically related to mid-Cretaceous (90-105 Ma) and early Tertiary (60-70 Ma) plutonic activity.   These two subduction related plutonic events affected a large area of northwestern British Columbia, Yukon, Alaska and the Russian Far East (Hart and others, 2002, Flanigan and others, 2000a, Flanigan and others, 2000b, Mortensen and others, 2000, McCoy, 1999, McCoy and others, 1997, Bundtzen and Miller, 1997, McCoy and others, 2002, Eremin, 1995).

A synthesis of this information suggests a mineral deposit model in which metal and high CO2 bearing fluids fractionate from ilmenite series, I-type intrusions during the late phases of differentiation (porphyritic granites).  Depending on the rate of ascent of these hydrothermal fluids, the level of the crust they reach before depositing their metallic budget and their associated intrusive rocks, two distinctly different metallogenic systems can form, in some cases in the same mineral prospect.  In deeper, higher pressure settings gold mineralization can form at higher temperatures (400-600oC) and low sulfur fugacities.  Such systems are characterized by elevated Au-Bi-Te-W-As mineralization.  Sulfur-depleted metallic minerals such as native bismuth, native arsenic, maldonite and loellingite often form in such environments.  These higher temperature systems display isotopic, trace element and fluid inclusion evidence suggesting almost exclusively magmatic fluid involvement.  In higher level, lower pressure settings, mineralization forms at lower temperatures (250-400oC) and higher sulfur fugacities and is characterized by elevated Au-Ag-As-Cu-Sb±Hg±Pb±Zn.  These lower temperature systems display isotopic, trace element and fluid inclusion evidence suggesting significant meteoric water mixing.

MINERALIZATION

Using the above exploration model, seven different potentially economic gold deposit types have been identified in Interior Alaska, three of which are known to exist on the Rob prospect. They are:

1.

Stockwork-shear style mineralization hosted in porphyritic intermediate to felsic intrusives.  Mineralization contains Au with anomalous Bi, Te, W and trace Mo. Examples include Fort Knox (7.2 Moz) and Dublin Gulch (+1 Moz).  There is a strong genetic relationship between host intrusion and gold mineralization.  The Michigan, Lower Trench and Upper Trench prospects on the Rob property are an example of this style of mineralization.

2.

Porphyritic stockwork with intrusion/schist shear hosted Au-As-Sb (Ryan Lode, 2.4 Moz) with a strong genetic relationship between host intrusion and gold mineralization.

3.

Gneiss or high-grade schist-hosted quartz veins proximal to causative intrusives.  Metals associated include Au, Bi, and As and possibly Cu and W.  The Pogo deposit (5.6 Moz) is the best example of such mineralization. Mineralization is genetically related to plutonic activity but is not hosted in intrusive rocks.  The Grey Lead and Hilltop prospects on the Rob property are examples of this style of mineralization.

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4.

Au ± base metal, ± Ag ± W ± Bi intrusion hosted mineralization with a possible genetic relationship between precious metal mineralization and intrusion.  Examples include Dolphin deposit in the Fairbanks District (0.6 Moz).  The Blue Lead and Grizzly Bear prospects on the Rob property are an example of this style of mineralization.

5.

Structurally controlled mineralization hosted by schist-only high angle shear zones and veins.  Associated metals include Au, As, Sb, Ag, Pb and W in low sulfide quartz-carbonate veins.  Alteration adjacent to veins is pervasive quartz-sericite-sulfide alteration that can extend for up to one mile from the source structure.  Deposits were mined heavily prior to World War II and are noteworthy because of their exceptional grades (+1 to +5,000 opt Au).  Examples from the Fairbanks District include Cleary Hill (280,000 oz production), Christina, Hi Yu (110,000 oz production) and Ester Dome veins.

6.

Low angle, disseminated, carbonate-hosted Au-As-Sb mineralization associated with brittle thrust or detachment zones distal to generative intrusives.  Examples include Gil Extension (0.4 Moz) and True North (2 Moz), both in the Fairbanks District.

7.

Shear-hosted monominerallic massive stibnite pods and lenses.  Trace As, Au, Ag and Pb but these prospects are noteworthy because they appear to represent the most distal end members of the intrusive gold hydrothermal systems.  Examples include Scrafford mine in the Fairbanks District and Stampede mine in the Kantishna District.

Granitic Cretaceous rocks on the Rob property share many characteristics with mid Cretaceous gold-related plutons in the Tintina Gold Belt.  The coincident anomalous metals (Au, Bi, As, and Sb) and granitic or adjacent gneiss hosts for much of the mineralization suggest that the granitic plutons on the property are related to mineralization.  The nearby Pogo deposit also contains anomalous concentrations of Bi and As, although the presence of Sb, Ag and base metals in some of the Rob project area prospects suggest variable erosional depths currently are exposed on the Rob project. Analogous elemental patterns occur in the Fairbanks mining district near the Fort Knox, True North, Ryan Lode, and Dolphin gold deposits (combined resources of +12 Moz).

EXPLORATION

The Rob property is situated on the southeast end of a +30 kilometer long gneiss dome that forms the core of the Goodpaster District. The prospect is located in a similar position as the Pogo deposit to the northwest. Bedrock over the Rob property is comprised predominantly of gneiss/quartzite units (PzpCg) and augen gneiss lithologies (unit PzpCa) which are intruded by a series of small Cretaceous to Tertiary granodiorite to quartz monzonite plutons (units TKg) and the older(?) granodiorite to quartz monzonite Goodpaster batholith (unit Kg, Figure 3).  Mineralization discovered to date appears to be spatially associated with these plutonic bodies.

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FIGURE 3

The Rob property is cut by a series of early N50E trending high angle structures (Double Bear, Gray Lead and Black Mt. faults) which appear to be cut by younger west-northwest trending high angle structures (Wolverine and Antimony Creek faults, Figure 4).  Most of the previously discovered precious metal veins on the property trend parallel to the N50E trending structures in areas where TKg granitic bodies are present.

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FIGURE 4

RobRk02 by Au_ppb
35,000 to 175,064 (2)
10,000 to 35,000 (4)
1,000 to 10,000 (9)
500 to 1,000 (1)
100 to 500 (5)
5 to 100 (16)
-5 to 5 (75)
Kap - Plag-hornblende andesite porphyry
Kd - Biotite-hornblende diorite
Kg - Biotite granodiorite
Pzg - Biotite gneiss
Pzag - Feldspar augen biotite gneiss
Pzq - Quartzite
N
W
E
S
Wolverine
Double Bear
Kd
Wolverine
Lower Trench
Upper Trench
Kap
Antimony Creek
Pzg
Michigan
Grizzly Bear
Blue Lead
Pzag
Grey Lead
Kg
Gray Lead
Pzq
Black Mt.
Oreely
0
Miles
1

Figure 4: Geology and gold geochemistry for the Rob prospect, Goodpaster District, Alaska. Geology from Bailey, 2001, geochemistry from Avalon Development, 2002.

The historic lode gold prospects on the Rob prospect are gold-bearing quartz veins in shear zones. Veins average from 2 to 3 feet in width but reach up to 8 feet wide. Quartz veins contain gold and a variable assemblage of sulfides including arsenopyrite, covellite, digenite,

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 stibnite, jamesonite, molybdenite and pyrite (Rombach, 1999; Bailey, 2001). Gold content typically decreases as sulfide content increases. When gold is present, it is usually extremely fine grained. However, several veins such as those at the Blue Lead mine, Grizzly Bear mine and Michigan prospect contain relatively coarse gold.

Limited rock sampling conducted during the AMRAP program revealed strongly anomalous Au (to 4 ppm), As (to +100,000 ppm), Bi (to 150 ppm), and antimony (to 500 ppm) from grab samples collected on what is now the Rob property (Hessin and others, 1978).  Despite the strong gold in rock values detected during the AMRAP program, none of the stream sediment or pan concentrate samples collected from creeks draining the Rob property returned anomalous Au.  Anomalous As in stream sediment samples (to 500 ppm) and pan concentrate samples (to 1,000 ppm) was detected from a number of creeks draining the property. Anomalous Bi (10 ppm) also was detected from the only stream sediment sample collected on Johnson Creek during the AMRAP program.

Geochemical samples collected by the Stone Boy JV between 1995 and 1999 indicate four areas of the property contain discrete exploration targets which warrant additional exploration: the Gray Lead, Blue Lead, Michigan and Wolverine areas.  A summary of significant geochemical results is presented in Table 1 and a map showing the location of soil anomalies, drill holes, structures and known veins is presented as Figure 5. Results include grab samples up to 4.93 ounces per ton gold and drill intercepts up to 13.5 feet grading 0.92 ounces per ton gold from the Gray Lead prospect, grab samples up to 28.9 ounces per ton gold from the Michigan prospect, grab samples up to 25.24 ounces per ton gold and drill intercepts up to 77.4 feet grading 0.04 ounces per ton gold from the Blue Lead prospect and grab samples up to 2.04 ounces per ton gold from the Upper Trench area of the Wolverine prospect.

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FIGURE 5

N
S
W
E
DOYON REGIONAL SELECTION
WOLVERINE PROPERTY
WOLVERINE EXTENSION
Double Bear Fault
Wolverine
19
20
2
Wolverine Creek
Lower Trench
Upper Trench
Rob Claims
GOLD IN SOIL CONTOURS >50ppb
GOLD IN SOIL CONTOURS >200ppb
QUARTZ VEIN ESTABLISHED
Antimony Creek
North Trench
30
29
28
Galosh
MICHIGAN LODE PROPERTY
Michigan Lode
South Trench
Johnson Creek
Tibbs Creek
Ink Claims
Rob Claims
GRAY LEAD PROPERTY
BLUE LEAD PROPERTY
Johnson Saddle
Gray Lead Fault
Blue Lead
Grizzly Bear
King Creek
Augen
31
32
33
Black Mountain Fault
Blue Lead South
Gray Lead West
Gray Lead
Hilltop
Gray Lead South
BLUE LEAD PROPERTY EXTENSION
Tenor
O'Reely Vein
Button Vein
King
Tibbs Creek
Rob Claims
Gray Lead Property
Gray Lead Mine
Gray Lead Mine South
Gray Lead Mine West
Hilltop Prospect
Augen Prospect
Blue Lead Property
Blue Lead Mine
Blue Lead South
Blue Lead Extension
Grizzly Bear Mine
Johnson Saddle Prospect
Tenor Prospect
O'Reely Vein - Button Vein
Michigan Lode Property
Michigan North Trench
Michigan South Trench
Galosh
Wolverine Property
Wolverine Mine
Upper Trench
Lower Trench
0 Miles 1

Figure 5: Gold in soil geochemistry and structural summary of the Rob property, Goodpaster District, Alaska. Data from Bailey, 2001.

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Although some drilling has been completed, several large +50 and +200 ppb gold soil anomalies remain untested by drilling.  The most significant of these include the Michigan lode and Galosh prospect in the Michigan area, the Augen and Hilltop prospects in the Gray Lead area, the Blue Lead South, O’Reely and Tenor prospects in the Blue Lead area and the Wolverine south prospect in the Wolverine area.

TABLE 1: Rob Prospect geochemical summary, 1995 to 1999.  Data from Stoneboy JV.

GRAY LEAD
SOIL ANOMALY
Location	Au opt	Au ppb	Ag ppm	As ppm	Length	Width
Augen		370			1000	200
Augen		130			500	200

GRAB SAMPLES
Location	Au opt	Au ppb	Ag ppm	As ppm	Description
Gray Lead	1.36	46,666.0			UG samples
Gray Lead	4.93	168,997.0			Lower Adit
Gray Lead	0.77	26,248.4			Trench. 2.5 ft
Gray Lead	2.06	70,472.6			Trench, 2.0 ft
Gray Lead	3.90	133,730.0			Trench, 9.0 ft
GL-South Trench	0.03	1,130.0		36.0	Grab
GL-South Trench	0.04	1,495.0		338.0	Chip, Sit
GL-South Trench	0.55	18,835.0		160.0	Grab
Hilltop	2.00	68,575.5	4.4	1,240.0	Rock Sample
Hilltop-King	2.68	91,869.4	100.0	10000+	Rock Sample
Hilltop-King	0.35	12,129.0	65.0	10000+	Rock Sample
Hilltop-King	0.33	11,444.8	49.0	10000+	Rock Sample
Hilltop-King	0.29	10,076.4	2.0	6,740.0	Rock Sample
Hilltop-King	0.31	10,729.5	1.4	0.1	Rock Sample

DRILL HOLES	Au opt	Au ppb	Ag ppm	As ppm	From ft	To ft	Thick ft
BM-10	0.92	31465	2.5	9468	154.5	168.0	13.5
BM-10	0.06	2070	0.2	692	230.0	231.0	1.0
BM-12	0.13	4570	1	2330	313.5	318.0	4.5
BM-18	0.04	1505	0.8	166	244.5	247.0	2.5
BM-18	0.28	9572	14.8	11927	108.5	112.0	3.5
BM-20	0.03	1025	0.4	210	111.0	117.0	6.0

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MICHIGAN LODE
SOIL ANOMALY
Location	Au opt	Au ppb	Ag ppm	As ppm	Length	Width
Galosh		180			800	500

GRAB SAMPLES
Location	Au opt	Au ppb	Ag ppm	As ppm	Description
Michigan	1.80	61610	15.4	172	Rock Samples
Michigan	0.12	4160	0.2	4860	Rock Samples
Michigan	0.46	15788	1	9300	Rock Samples
Michigan	26.48	907808	1585.6	4880	Rock Samples
Michigan	28.83	988459	85.6	7150	Rock Samples

DRILL HOLES	Au opt	Au ppb	Ag ppm	As ppm	From ft	To ft	Thick ft
No drilling to date on this property

BLUE LEAD
SOIL ANOMALY
Location	Au opt	Au ppb	Ag ppm	As ppm	Length	Width

GRAB SAMPLES
Location	Au opt	Au ppb	Ag ppm	As ppm	Description
Grizzly Bear vein	25.24	865202	146	8940	Vein Sample
Grizzly Bear Trench	0.05	1570	1.8	30	Rock Sample
Grizzly Bear Trench	0.34	11818	0.6	296	Rock Sample
Stibnite Trench	0.07	2380	1.2	5560	Rock Samples
Stibnite Trench	0.53	18162	49.6	1530	Rock Samples
Blue Lead	0.07	2520	31.2	4200	Rock Samples
Blue Lead	0.03	1090	0.6	3530	Rock Samples
Blue Lead	0.03	1130	1.4	5040	Rock Samples

DRILL HOLES	Au opt	Au ppb	Ag ppm	As ppm	From ft	To ft	Thick ft
BM-07	0.03	1015	0.5	884	206.3	208.8	2.5
BM-07	0.04	1381	1	1834	889.6	967.0	77.4
BM-07	0.04	1455	0.6	1945	906.0	916.0	10.0
BM-07	0.79	27089	16	5530	921.2	922.2	1.0
BM-07	0.92	31404	28.2	4650	937.5	938.5	1.0
BM-07	0.05	1861	0.6	3229	940.0	947.0	7.0
BM-07	0.08	2700	1.4	2010	955.0	956.0	1.0
BM-07	0.04	1315	0.8	8630	960.0	961.0	1.0
BM-08	0.08	2700	4	1190	216.8	218.8	2.0
BM-25	0.04	1335	147.3	5540	168.0	170.5	2.5

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WOLVERINE
SOIL ANOMALY
Location	Au opt	Au ppb	Ag ppm	As ppm	Length	Width
Trench		260			4600	1000
Wolverine		240			1500	1500

GRAB SAMPLES
Location	Au opt	Au ppb	Ag ppm	As ppm	Description
Upper Trench	2.04	69975	43.6	4480	Stibnite of 17.6%
Upper Trench	0.17	5980	1.4	1.35%
Upper Trench	1.47	50382	22.8	7140
Upper Trench	0.23	7890	28	3560
Upper Trench	0.30	10263	3.2	2430
Upper Trench	0.03	1070	0.8	754
Lower Trench	0.61	20837	5.2	8800
Lower Trench	0.44	14928	10	1780
Lower Trench	0.03	940	0.2	5980
Lower Trench	0.06	2130	0.6	1.02%
Lower Trench	0.11	3770	0.2	1.85%
Lower Trench	0.05	1750	0.4	4370

DRILL HOLES	Au opt	Au ppb	Ag ppm	As ppm	From ft	To ft	Thick ft
No significant results.

Limited fluid inclusion studies were completed on the Rob prospect during 1995 – 1999 (Bailey, 2000).  Vein samples from the Blue Lead prospect were deposited at temperatures 50 to 100°C lower than the Gray Lead vein (260-455°C) and contain a much higher proportion of larger, methane-rich fluid inclusions.  It is believed that both types of mineralization were derived from a single hydrothermal fluid which unmixed to form a gold-rich, volatile poor fluid at the Gray Lead vein at depth, and a volatile rich, gold poor fluid at higher levels at Blue Lead.  If this is the case, barren quartz veins or those containing low gold grades associated with higher As, Sb and Pb values such a those at the Blue Lead and Grizzly Bear may grade at depth into veins with considerably higher gold contents.

During the summer of 2002, reconnaissance exploration work was conducted on behalf of Freegold by Avalon Development to verify some of the past exploration results reported from the property.  A total of 113 rock samples and 12 soil auger samples were collected during this reconnaissance work. Significant results from the sampling are shown in Table 2 and gold in rocks in 2002 is plotted on the prospect geology map in Figure 4.

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TABLE 2: Significant analytical results from the Rob property, 2002.  Data from Avalon Development, analyses by ALS Chemex.

Prospect	Type	Au gm/tonne	Au oz/ton	Ag ppm	As ppm	Bi ppm	Pb ppm	Sb ppm	Te ppm	W ppm
Gray Lead	Vein	72.17	2.105	4.26	10000	756.00	8.0	120.85	86.10	14.9
Gray Lead	Vein	17.11	0.499	9.34	10000	386.00	354.0	377.50	28.00	97.2
Gray Lead	Vein	28.77	0.839	4.66	8450	337.00	86.5	112.95	32.30	71.9
Gray Lead	Vein	9.37	0.273	43.50	10000	1610.00	257.0	737.40	180.50	61.6
Gray Lead	Vein	7.42	0.216	7.66	4630	6.68	415.0	1000.00	0.40	0.2
Gray Lead	Vein	30.45	0.888	2.84	7420	324.00	72.0	1000.00	13.70	0.3
Hilltop	Vein	8.72	0.254	5.52	5350	348.00	24.0	81.75	17.55	495.0
Michigan	Vein	24.27	0.708	9.50	1585	0.14	3.5	276.60	-0.05	0.1
Michigan	Granite	698.89	20.385	0.14	687	0.18	13.0	26.75	-0.05	1.0
Michigan	Granite	29.83	0.870	1.30	10000	0.26	3.5	614.10	0.30	0.5
Michigan	Vein	175.06	5.106	6.44	3940	0.08	8.0	776.10	0.20	0.1
Michigan	Granite	120.55	3.516	8.52	2890	0.83	40.0	96.55	-0.05	0.1
Oreely	Vein	8.04	0.235	53.70	1065	39.70	4210.0	1000.00	0.25	-0.1
Oreely	Vein	8.38	0.244	16.10	1985	15.35	1800.0	761.00	-0.05	-0.1
Upper Trench	Granite	8.79	0.256	0.86	2950	0.59	11.0	73.65	-0.05	0.2
Lower Trench	Granite	15.43	0.450	9.94	3570	1.27	34.5	200.20	0.05	0.1
Lower Trench	Granite	14.37	0.419	11.20	3150	1.31	33.5	117.65	0.05	0.3
Lower Trench	Vein	22.29	0.650	2.30	1495	0.67	3.5	76.45	-0.05	0.3
Lower Trench	Granite	4.11	0.120	15.75	10000	11.25	1925.0	1000.00	1.00	0.1

Comparison of results from 1995 to 1999 exploration programs and limited sampling conducted in 2002 indicates that past rock sample exploration data accurately portrays the mineralization present on the Rob property.  Of particular significance is the polyphase hydrothermal breccia veins discovered on the O’Reely prospect where grab samples returned values up to 0.244 opt gold and a sample of unsplit cover from hole BM97-02 on the Lower Trench Prospect returned 0.120 opt gold.

Check sampling of previously collected soil samples did not return comparable results in the small area tested in 2002.  Top of bedrock soil auger sampling completed at several sites previously sampled by shovel sampling indicate that past soil data may contain a significant proportion of false-negative values.  A total of 12 previously sampled soil sites were twinned in 2002 using hand-held power auger methods.  Bedrock was at least 3 feet below surface in all soil auger sites sampled whereas shovel soil samples were collected at average depths of about 1 foot.  A comparison of gold values from these twinned sites is presented in Table 3.  With the exception of two samples, all of the auger soil samples were higher than the shovel samples taken at the same site.  Perhaps most important, three of the power auger soil samples returned dramatically higher gold values than their shovel sample counterparts: 15 versus 105 ppb, -5 versus 105 ppb and 55 versus 385 ppb.  These results suggest that other shovel soil samples which returned gold values at or below detection limit from the WGM/Sumitomo grid could be significantly higher.  Comparison of pathfinder elements from both soil sampling programs indicates results similar to those for gold.

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TABLE 3: Comparison of shovel versus power auger soil sampling on the Rob prospect.  Data from Avalon Development, analyses by ALS Chemex.

Line and Sample #	Au (ppb) Shovel Soil	Au (ppb) Power Auger Soil
North, 1	10	15
North, 2	90	95
North, 3	15	105
North, 4	-5	15
North, 5	-5	35
North, 6	40	15
South, 1	-5	25
South, 2	-5	100
South, 3	55	385
South, 4	65	45
South, 5	-5	15
South, 6	-5	-5
South, 7	-5	5

Although the small number of soil samples twinned at Rob is by no means statistically meaningful, the results indicate that substantially larger and higher-grade gold in soil anomalies may exist on the project.  Given that the 100 ppb gold outline defined the Fort Knox, True North, Dolphin and Pogo deposits, it is possible that larger and higher grade gold in soil anomalies exist at Rob outside of the 50 and 200 ppb anomaly outlines previously detected (Figure 5).  If this is the case, areas being considered for future drilling should have soil auger sampling completed over them prior to conducting drilling.

DRILLING

Diamond core drilling was conducted at the Rob prospect during 1997, 1998 and 1999 by the Stone Boy joint venture (Bailey, 2001).  A total of 16,215.5 feet of diamond core drilling was completed in 26 holes on the property.  Drilling was concentrated in the Grey Lead and Blue lead areas however limited drilling was completed at Grizzly Bear, Wolverine, Upper Trench and Lower Trench prospects.  The drilling was conducted by Nana/Dynatec using two LF-70 fly-capable core drills. Other technical details of these programs are not currently available to the author.

SAMPLING METHOD AND APPROACH

Details pertaining to sampling methods and approaches used on the Rob prospect from 1995 through 1999 currently are not available to the author.  All exploration work completed during the period 1995 through 1999 was managed and conducted by WGM, the Alaskan subsidiary of Watts, Griffith and McQuat, the same highly respected and competent mineral consulting firm that was responsible for discovery of the Pogo deposit.

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Geochemical samples collected in 2002 were described in the field and located using hand-held global positioning system (GPS) methods.  All samples were transported by Avalon Development employees directly from the field to Avalon’s secure warehouse in Fairbanks where they were picked up by representatives of ALS Chemex.

SAMPLE PREPARATION, ANALYSES AND SECURITY

Details pertaining to pre-2002 sample preparation, analysis and security on the Rob prospect currently are not available to the author.  All samples collected in 2002 were prepared and analyzed by ALS Chemex at their facilities in Fairbanks and Vancouver.  Analytical work consisted of gold by fire assay plus multi-element inductively coupled plasma – mass spectrometer (ICP-MS) analyses.  Sample pulps and rejects were returned to Avalon Development and stored in their secure warehouse.

DATA VERIFICATION

Details pertaining to data verification techniques and procedures on the Rob prospect currently are not available to the author.  Blanks samples of Quaternary basalt from the Browns Hill Quarry were inserted into the sample stream in 2002.  Inspection of the geochemical data from these blanks suggests analytical work conducted by ALS Chemex was of a high quality.

ADJACENT PROPERTIES

The Rob property is surrounded by other properties owned by third party interests.  Little substantive geological or geochemical data are available from these properties so their relationships to mineralization on the Rob prospect is uncertain.

MINERAL PROCESSING AND METALLURGICAL TESTING

In 2003 a series of rock grab samples collected during the 2002 field season were resubmitted to ALS Chemex for metallic sieve analyses and for hot-cyanide leach assays to help quantify the expected nugget effect in some parts of the Rob property and the amenability of Rob mineralization to cyanide extraction.  Table 4 is a summary of these results.  While the small number of samples is not of sufficient size to make definitive conclusions it is clear that some samples (e.g. 493729) exhibit significant nugget effect while others (e.g. 493731, 462345 and 465262) suggest the mineralization is not amenable to simple cyanide extraction at the crush size utilized.  Additional metallurgical work is clearly warranted on the Rob prospect.

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TABLE 4: Comparison of standard fire assay, hot cyanide leach and metallic sieve gold analyses from 2002 samples collected on the Rob prospect.  All data from ALS Chemex Labs.

Sample #	Prospect	Au FA-AA (opt)	Au-Hot CN leach (opt)	FA vs Hot CN Recovery %	Met Sieve (opt)	FA vs MetSieve Recovery %
468939	Grey Lead	2.105	1.980	94.1%	1.941	92.2%
468940	Grey Lead	0.499	0.413	82.8%	0.416	83.3%
468942	Grey Lead	0.839	0.856	102.0%	0.066	7.8%
493729	Grey Lead	0.273	3.130	1145.3%	3.677	1345.6%
493731	Grey Lead	0.216	0.005	2.3%	0.075	34.8%
493733	Grey Lead	0.888	0.305	34.3%	0.784	88.3%
468945	Hilltop	0.254	0.305	119.9%	0.295	116.2%
462345	Michigan	0.708	0.046	6.5%	0.621	87.7%
462346	Michigan	0.011	0.008	72.2%	0.013	118.4%
465251	Michigan	0.870	0.219	25.2%	0.865	99.4%
465262	Michigan	5.106	0.354	6.9%	1.947	38.1%
468954	O'Reely	0.235	0.062	26.4%	0.101	43.0%
468955	O'Reely	0.244	0.049	20.0%	0.146	59.8%
493719	Upper Trench	0.256	0.128	49.9%	0.032	12.5%
493720	Lower Trench	0.450	0.003	0.7%	0.007	1.5%
493721	Lower Trench	0.419	0.014	3.3%	0.041	9.9%
493723	Lower Trench	0.650	0.096	14.8%	0.295	45.3%
493725	Lower Trench	0.120	0.002	1.7%	0.010	8.0%

MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

There currently are no mineral resources or mineral reserves on the Rob project.

OTHER RELEVANT DATA AND INFORMATION

The are no other data available to the author that bear directly on the potential of the Rob project.

INTERPRETATION AND CONCLUSIONS

The Rob property is located in the Goodpaster mining district approximately 110 miles southeast of Fairbanks, Alaska near existing and planned infrastructure.  The Rob Property is currently under option to Freegold Ventures Limited, which may earn a 100% interest in the Rob project subject to cash and stock payments and Net Smelter Returns royalties held by the property owner (Ronald Bailey) and vendor (Anglo Alaska Gold Corp.). The property is hosted in intrusive and metamorphic rocks on the flank of the same 30 kilometer long gneiss dome that hosts the 5.6 million ounce Pogo gold deposit.  Mineralization at Rob is hosted in Cretaceous granitic rocks and in Paleozoic gneissic rocks and appears to be controlled by district-scale northeast and northwest-trending structures.  Two types of gold mineralization have been identified on the project: Au+As+Bi in quartz veins at the Gray Lead and Hilltop prospects and

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Au+As+Sb in quartz veins at the Michigan, Upper Trench, Lower Trench, O’Reely, Blue Lead, Blue Lead South and Grizzly Bear prospects.  Surface and subsurface sampling encountered significant grade and thickness gold mineralization in several areas of the property.  Potential exists for significant grade-tonnage accumulations of intrusive and/or gneiss-hosted gold mineralization similar to that currently being mined in the Fairbanks District and being developed at the Pogo deposit in the Goodpaster District.

RECOMMENDATIONS

Based on preliminary field, laboratory and literature studies completed to date, the following recommendations for future work are warranted:

1.

Additional diamond core drilling should be conducted in the Gray Lead prospect where previous drilling intercepted significant grade and thickness.  Approximately 5,000 feet of diamond drilling are recommended for the Gray Lead.  Approximate cost of this drilling is $500,000.

2.

Diamond drilling should be conducted on the Michigan lode where +25 opt gold was discovered in trenching.  Approximately 5,000 feet of diamond drilling are recommended for the Michigan prospect.  Approximate cost of this drilling is $500,000.

3.

Reprocessing of existing airborne magnetic and resistivity data is recommended.  Such work should be conducted by an experienced geophysical consultant and should include depth-slicing and three dimensional structural interpretation.  Estimated cost of this work is $25,000.

4.

Limited top of bedrock power-auger soil sampling should be conducted over selected areas of the property to determine if this method will reveal more useful information than previously conducted soil sampling. Approximately 650 samples should collected.  The estimated cost of this work is $32,500.

The total cost of the above-recommended work is US$1,057,500

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Alaska DGGS, 2002, Final Data Archive, southeastern extension of Salcha River – Pogo survey, Goodpaster mining district, east-central Alaska: Alaska Div. Geol. Geophys. Surv., Geophysical Rept. 2002-2, 2 CDs.

Bundtzen, T.K. and Miller, M.L., 1997, Precious metals associated with :late Cretaceous – Early Tertiary igneous rocks of southwestern Alaska in Goldfarb, R.J., ed. Ore Deposits of Alaska, Economic Geology Monograph, No. 9, Society of Economic Geologists, pp 242-286.

Bailey, R.O., 2001, ROB Claim Group, Tibbs Creek, Alaska, Goodpaster Mining District: Internal Summary Report, 137 pp.

Eremin, R.A., 1995, Lode gold deposits of the Magadan region, northeast Russia in Bundtzen, T.K., Fonseca, A.L. and Mann, R., 1995, Geology and Mineral Deposits of the Russian Far East:  Alaska Miners Assoc. Spec. Symp. Vol. 1, pp. 39-49.

Day, W.C., Aleinikoff, J.N., Roberts, P., Smith, M., Gamble, B.M., Henning, M.W., Gough, L.P. and Morath, L.C., 2003, Geologic map of the Big Delta B-2 quadrangle, east-central Alaska: U.S. Geol. Surv. Geol. Inv. I-2788, 11 pp., 1 map.

Flanigan, B, Freeman, C., McCoy, D., Newberry, R., and Hart, C., 2000a, Paleo-reconstruction of the Tintina Gold Belt-implications for mineral exploration: The Tintina Gold Belt: concepts, exploration and discoveries, BCYCM Spec. Vol. 2 (Cordilleran Roundup Jan. 2000), pp. 35-48.

Flanigan, B., Freeman, C., Newberry, R., McCoy, D., and Hart, C., 2000b, Exploration models for mid and Late Cretaceous intrusion-related gold deposits in Alaska and the Yukon Territory, Canada, in Cluer, J.K., Price, J.G., Struhsacker, E.M., Hardyman, R.F., and Morris, C.L., eds., Geology and Ore Deposits 2000: The Great Basin and Beyond: Geological Society of Nevada Symposium Proceedings, May 15-18, 2000, p. 591-614.

Foster, H.L.; Dusel-Bacon, C. and Weber, F. R., 1977a, Reconnaissance geologic map of the Big Delta C-4 quadrangle, Alaska: U.S. Geol. Surv. Open File Rept. 77-262, 1 map.

Foster, H. L.; Weber, F. R. and Dusel-Bacon, C., 1977b, Gneiss Dome in the Big Delta C-4 quadrangle, Yukon-Tanana uplands, Alaska in Blean, K. M., ed., The U.S. Geological Survey in Alaska--Accomplishments during 1976: U.S. Geol. Surv. Circ. 751-B, p. 833.

Foster, H. L.; Albert, N. R. D.; Griscom, A.; Hessin, T. D.; Menzie, W. D.; Turner, D. L. and Wilson, F. H., 1979, Alaskan Mineral Resource Assessment Program: Background Information to Accompany folio of Geologic and mineral resource maps of the Big Delta Quadrangle, Alaska: U.S. Geol. Surv. Circ. 783, 19 p.

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Freeman, C.J., 2000, Alaska Exploration Review: Soc. Econ. Geol. Newsletter, No. 43, p. 37.

Griscom, A., 1979, Aeromagnetic map and interpretation for the Big Delta quadrangle, Alaska: U.S. Geol. Surv. Open File Rept. 78-529B, 1 map.

Hart, C.J.R., McCoy, D.T., Smith, M, Roberts, P., Hulstein, R., Bakke, A.A., and Bundtzen, T.K., 2002, Geology, exploration and discovery in the Tintina Gold Province, Alaska and Yukon: Soc. Econ. Geol., Spec. Pub. 9, p. 241-274.

Hessin, T.D.; Cooley, E.F. and Dusel-Bacon, C., 1978, geochemical map showing the distribution of bismuth, antimony and silver in the nonmagnetic heavy mineral concentrate samples in the Big Delta Quadrangle, Alaska: U.S. Geol. Surv. Open File Rept. 78-529F, 1 map.

Hoffman, J.D. and Buttleman, K., 1996, National geochemical database: national uranium resource evaluation and hydrological stream sediment reconnaissance: U.S. Geol. Surv., Digital Data Series DDS-18-B, 1 CD.

Joesting, H.R., 1938, Mining and prospecting in the Goodpaster region: Territory of Alaska, Department of Mines, 2 p.

LeLacheur, E.A., 1991, Brittle-fault hosted gold mineralization in the Fairbanks District, Alaska: Univ. Alaska, Unpub. M.S. Thesis, 154 p.

Lang, J.R., Baker, T, Hart, C.J.R., and Mortensen, J.K., 1999, Intrusion-related gold systems: SEG Newsletter, No. 38, pp. 6-15.

McCoy, D.T., 1999, Regional overview of the geologic setting of the Tintina Gold Belt: in Abstracts of the 16th Annual Cordilleran Exploration Roundup, Vancouver, page 20-21.

McCoy, D.T.; Newberry, R.J.; Layer, P., DiMarchi, J.; Bakke, A.; Masterman, J.S. and Minehane, D.L., 1997, Plutonic-related gold deposits of interior Alaska: in Econ. Geol. Mono. 9, “Mineral Deposits of Alaska”, pp. 191-241.

McCoy, D.T., Newberry, R. J., Severin, K., Marion, P., Flanigan, B. and Freeman, C.J., 2002, Paragenesis and metal associations in Interior Alaska gold deposits: an example from the Fairbanks District: Mining Engineering, Jan., 2002, p. 33-38.

Menzie, W. D. and Foster, H. L., 1978, Mineral Resources map of the Big Delta Quadrangle, Alaska: U.S. Geol. Surv. Open File Rept. 78-529D, 1 map.

Mortensen, J.K., Hart, C.J.R., Murphy, D.C., and Heffernan, S., 2000, Temporal evolution of early and mid-Cretaceous magmatism in the Tintina Gold Belt: The Tintina Gold Belt: concepts, exploration and discoveries, BCYCM Spec. Vol. 2 (Cordilleran Roundup Jan. 2000), pp. 49-57.

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26

Nokleberg, W.J., Brew, D.A., Grybeck, D., Yeend, W., Bundtzen, T.K., Robinson, M.S., Smith, T.E., 1994, Metallogeny and major mineral deposits of Alaska, in Plafker, G., and Berg, H.C., eds, The Geology of Alaska: Boulder, Colorado, Geological Society of America, The Geology of North America, v. G-1, p. 855-903.

Reed, I., 1937, Brief report on Goodpaster quartz lode mining at the head of Johnson and Boulder Creeks: Territory of Alaska, Department of Mines, 1 p.

Rombach, C.R., 1999, Alaska Resource Data File (ARDF) for the Big Delta quadrangle, Alaska: U.S. Geol. Surv., Open File Rept. 99-354, 145 pp.

Smith, M., 1998, 1998 Exploration update on the Pogo property, Goodpaster River District, Alaska: (abstr) Alaska Miners Association 1998 Annual Convention, p. 57-58.

Smith, M., 1999, Gold mineralization on the Pogo claims, East-central Alaska: (abstr) Sixteenth Annual Cordilleran Exploration Roundup, p. 21.

Smith, M, Thompson, J.F.H., Moore, K.H., Bressler, J.R., Layer, P., Mortensen, J.K., Abe, I., and Takaoka, H., 2000, The Liese Zone, Pogo Property:  A new high-grade gold deposit in Alaska:  The Tintina Gold Belt: concepts, exploration and discoveries, BCYCM Spec. Vol. 2 (Cordilleran Roundup Jan. 2000), pp. 131-144.

Smith, M, Thompson, J.F.H., Bressler, J.R., Layer, P., Mortensen, J.K., Abe, I., and Takaoka, H., 1999, Geology of the Liese Zone, Pogo Property, East-Central Alaska:  SEG Newsletter, No. 38, pp. 12-21.

Thomas, B.I., 1970, Reconnaissance of the gold-bearing quartz veins in the Tibbs Creek area, Goodpaster River, Big Delta quadrangle, central Alaska: U.S. Bureau of Mines Open-File Report 14-70, 12 p.

Weber, F.R.; Foster, H.L.; Keith, T.E.C. and Dusel-Bacon, C., 1978, Preliminary geologic map of the Big Delta Quadrangle, Alaska: U.S. Geol. Surv. Open File Rept. 78-529A, 1 map.

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STATEMENT OF QUALIFICATIONS

CURTIS J. FREEMAN

Avalon Development Corporation

P.O. Box 80268, Fairbanks, Alaska  99708

Phone 907-457-5159, Fax 907-455-8069, Email Avalon@alaska.net

I, CURTIS J. FREEMAN, Certified Professional Geologist #6901HEREBY CERTIFY THAT:

I am currently employed as President of Avalon Development Corporation, P.O. Box 80268, Fairbanks, Alaska, 99708, USA.

2. I am a graduate of the College of Wooster, Ohio, with a B.A. degree in Geology (1978).  I am also a graduate of the University of Alaska with an M.S. degree in Economic Geology (1980).

3. I am a member of the American Institute of Professional Geologists, the Society of Economic Geologists, the Geological Society of Nevada, the Alaska Miners Assoc. and the Prospectors and Developers Assoc. of Canada.

4.  From 1980 to the present I have been actively employed in various capacities in the mining industry in numerous locations in North America, Central America, South America, New Zealand and Africa.

5. I have read the definition of “Qualified Person” set out in National Instrument 43-101 (NI43-101) and certify that by reason of my education, affiliation with a professional organization (as defined by NI43-101) and past relevant work experience, I fulfill the requirements to be a “Qualified Person” for the purposes of NI43-101.

6. I am responsible for preparations of all sections of the report entitled Executive Summary for the Rob Gold Property, Goodpaster Mining District, Alaska, and dated February 23, 2004 (the “Technical Report”) relating to the Rob gold property.  I visited and conducted field work on this property on several occasions during 2001, 2002 and 2003.

7. I have not had prior involvement with the property that is the subject of the Technical Report.

8. I am not aware of any material fact or material change with respect to the subject matter of this Technical Report that is not reflected in the Technical Report, the omission to disclose which would make the Technical Report misleading.

9. I am not independent of the issuer applying all of the tests in section 1.5 of NI43-101.  I own controlling interest in Avalon Development Corporation which owns 71,000 common shares of Freegold Ventures Ltd. (formerly International Freegold Mineral Development Inc.) which were issued to Avalon Development as part of a finder’s fee for work conducted by Avalon Development in the Fairbanks Mining District, Alaska. Avalon Development also was issued 25,000 shares of the common stock of Freegold as a finder’s fee for bringing

AVALON DEVELOPMENT CORPORATION

P.O. Box 80268, Fairbanks AK  99708

907-457-5159  Fax: 907-455-8069  avalon@alaska.net

Freegold and Quaterra Resources together in 2001 after which the companies entered into a joint venture on Freegold’s Union Bay platinum group metal prospect in southeast Alaska I own controlling interest in Anglo Alaska Gold Corporation which will receive 500,000 shares of Freegold common stock on approval of Freegold’s acquisition of the Rob property from Anglo Alaska Gold.  .  I own no other interest in any company or entity that owns or controls an interest in the properties which comprise the Rob project.

10. I have read NI43-101 and Form 43-101F1 and the Technical Report has been prepared in compliance with that instrument and form.

11. I consent to the filing of the Technical Report with any stock exchange and other regulatory authority and the publication by them, including publication of the Technical Report in the public company files on their websites accessible by the public.

AVALON DEVELOPMENT CORPORATION

P.O. Box 80268, Fairbanks AK  99708

907-457-5159  Fax: 907-455-8069  avalon@alaska.net

APPENDIX 1

ROB PROSPECT STATE MINING CLAIMS LIST

All claims located in the Fairbanks Recording District, Alaska

No.	Claim	Name	Section	Township	Range	Meridian	ADL #
1	Rob	1	31	6S	18E	Fairbanks	540699
2	Rob	2	31	6S	18E	Fairbanks	540700
3	Rob	3	31	6S	18E	Fairbanks	540701
4	Rob	4	31	6S	18E	Fairbanks	540702
5	Rob	5	31	6S	18E	Fairbanks	540703
6	Rob	6	31	6S	18E	Fairbanks	540704
7	Rob	7	31	6S	18E	Fairbanks	540705
8	Rob	8	31	6S	18E	Fairbanks	540706
9	Rob	9	6	7S	18E	Fairbanks	540707
10	Rob	10	6	7S	18E	Fairbanks	540708
11	Rob	11	6	7S	18E	Fairbanks	540709
12	Rob	12	6	7S	18E	Fairbanks	540710
13	Rob	13	6	7S	18E	Fairbanks	540711
14	Rob	14	6	7S	18E	Fairbanks	540712
15	Rob	15	6	7S	18E	Fairbanks	540713
16	Rob	16	6	7S	18E	Fairbanks	540714
17	Rob	17	28	6S	18E	Fairbanks	544324
18	Rob	18	28	6S	18E	Fairbanks	544325
19	Rob	19	29	6S	18E	Fairbanks	544326
20	Rob	20	29	6S	18E	Fairbanks	544327
21	Rob	21	29	6S	18E	Fairbanks	544328
22	Rob	22	29	6S	18E	Fairbanks	544329
23	Rob	23	28	6S	18E	Fairbanks	544330
24	Rob	24	28	6S	18E	Fairbanks	544331
25	Rob	25	33	6S	18E	Fairbanks	544332
26	Rob	26	33	6S	18E	Fairbanks	544333
27	Rob	27	32	6S	18E	Fairbanks	544334
28	Rob	28	32	6S	18E	Fairbanks	544335
29	Rob	29	32	6S	18E	Fairbanks	544336
30	Rob	30	32	6S	18E	Fairbanks	544337
31	Rob	31	33	6S	18E	Fairbanks	544338
32	Rob	32	33	6S	18E	Fairbanks	544339
33	Rob	33	20	6S	18E	Fairbanks	545308
34	Rob	34	20	6S	18E	Fairbanks	545309

AVALON DEVELOPMENT CORPORATION

P.O. Box 80268, Fairbanks AK  99708

907-457-5159  Fax: 907-455-8069  avalon@alaska.net

35	Rob	35	20	6S	18E	Fairbanks	545310
No.	Claim	Name	Section	Township	Range	Meridian	ADL #
36	Rob	36	20	6S	18E	Fairbanks	545311
37	Rob	37	20	6S	18E	Fairbanks	545312
38	Rob	38	20	6S	18E	Fairbanks	545313
39	Rob	39	20	6S	18E	Fairbanks	545314
40	Rob	40	20	6S	18E	Fairbanks	545315
41	Rob	41	29	6S	18E	Fairbanks	545316
42	Rob	42	29	6S	18E	Fairbanks	545317
43	Rob	43	29	6S	18E	Fairbanks	545318
44	Rob	44	29	6S	18E	Fairbanks	545319
45	Rob	45	29	6S	18E	Fairbanks	545320
46	Rob	46	29	6S	18E	Fairbanks	545321
47	Rob	47	29	6S	18E	Fairbanks	545322
48	Rob	48	29	6S	18E	Fairbanks	545323
49	Rob	49	29	6S	18E	Fairbanks	545324
50	Rob	50	29	6S	18E	Fairbanks	545325
51	Rob	51	29	6S	18E	Fairbanks	545326
52	Rob	52	29	6S	18E	Fairbanks	545327
53	Rob	53	32	6S	18E	Fairbanks	545328
54	Rob	54	32	6S	18E	Fairbanks	545329
55	Rob	55	32	6S	18E	Fairbanks	545330
56	Rob	56	32	6S	18E	Fairbanks	545331
57	Rob	57	32	6S	18E	Fairbanks	545332
58	Rob	58	32	6S	18E	Fairbanks	545333
59	Rob	59	32	6S	18E	Fairbanks	545334
60	Rob	60	32	6S	18E	Fairbanks	545335
61	Rob	61	32	6S	18E	Fairbanks	545336
62	Rob	62	32	6S	18E	Fairbanks	545337
63	Rob	63	32	6S	18E	Fairbanks	545338
64	Rob	64	32	6S	18E	Fairbanks	545339
65	Rob	65	5	7S	18E	Fairbanks	545266
66	Rob	66	5	7S	18E	Fairbanks	545267
67	Rob	67	5	7S	18E	Fairbanks	545268
68	Rob	68	5	7S	18E	Fairbanks	545269
69	Rob	69	5	7S	18E	Fairbanks	545270
70	Rob	70	5	7S	18E	Fairbanks	545271
71	Rob	71	5	7S	18E	Fairbanks	545272
72	Rob	72	5	7S	18E	Fairbanks	545273

AVALON DEVELOPMENT CORPORATION

P.O. Box 80268, Fairbanks AK  99708

907-457-5159  Fax: 907-455-8069  avalon@alaska.net

73	Rob	73	31	6S	18E	Fairbanks	545274
74	Rob	74	31	6S	18E	Fairbanks	545275
No.	Claim	Name	Section	Township	Range	Meridian	ADL #
75	Rob	75	31	6S	18E	Fairbanks	545276
76	Rob	76	31	6S	18E	Fairbanks	545277
77	Rob	77	36	6S	17E	Fairbanks	545278
78	Rob	78	36	6S	17E	Fairbanks	545279
79	Rob	79	36	6S	17E	Fairbanks	545280
80	Rob	80	36	6S	17E	Fairbanks	545281
81	Rob	81	31	6S	18E	Fairbanks	545282
82	Rob	82	31	6S	18E	Fairbanks	545283
83	Rob	83	31	6S	18E	Fairbanks	545284
84	Rob	84	31	6S	18E	Fairbanks	545285
85	Rob	85	21	6S	18E	Fairbanks	545286
86	Rob	86	21	6S	18E	Fairbanks	545287
87	Rob	87	21	6S	18E	Fairbanks	545288
88	Rob	88	21	6S	18E	Fairbanks	545289
89	Rob	89	21	6S	18E	Fairbanks	545290
90	Rob	90	21	6S	18E	Fairbanks	545291
91	Rob	91	21	6S	18E	Fairbanks	545292
92	Rob	92	21	6S	18E	Fairbanks	545293
93	Rob	93	28	6S	18E	Fairbanks	545294
94	Rob	94	28	6S	18E	Fairbanks	545295
95	Rob	95	28	6S	18E	Fairbanks	545296
96	Rob	96	28	6S	18E	Fairbanks	545297
97	Rob	97	20	6S	18E	Fairbanks	545298
98	Rob	98	20	6S	18E	Fairbanks	545299
99	Rob	99	20	6S	18E	Fairbanks	545300
100	Rob	100	20	6S	18E	Fairbanks	545301
101	Rob	101	20	6S	18E	Fairbanks	545302
102	Rob	102	20	6S	18E	Fairbanks	545303
103	Rob	103	20	6S	18E	Fairbanks	545304
104	Rob	104	20	6S	18E	Fairbanks	545305
105	Rob	105	19	6S	18E	Fairbanks	545306
106	Rob	106	19	6S	18E	Fairbanks	545307

AVALON DEVELOPMENT CORPORATION

P.O. Box 80268, Fairbanks AK  99708

907-457-5159  Fax: 907-455-8069  avalon@alaska.net